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                                                                    EXHIBIT 99.1


                           YELLOW ROADWAY CORPORATION
                                10990 Roe Avenue
                             Overland Park, KS 66211
                       Phone 913 696 6100 Fax 913 696 6116

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                                 MARCH 10, 2004

             YELLOW ROADWAY CORPORATION PROVIDES MID-QUARTER UPDATE First Quarter 2004 Guidance Increased to $.30 - $.35 Per Share

OVERLAND PARK, KAN. --- Yellow Roadway Corporation (NASDAQ: YELL) today increased its first quarter 2004 earnings per share guidance to $.30 - $.35 per share, which represents the upper half of its original guidance for the quarter of $.25 - $.35 per share. "Through February, all our operating companies met targeted levels of profitability," said Bill Zollars, Chairman, President and CEO of Yellow Roadway. "The overall economic environment and business volumes are sound, with February improving over January."

"We are satisfied with the direction of business volumes at Roadway Express," Zollars stated. LTL tonnage continues to show improvement, despite challenging comparisons to the prior year which were impacted by the closure of Consolidated Freightways. January 2004 LTL tonnage per day was down 5.5 percent, and February 2004 LTL tonnage per day was down only 3.7 percent from the same months of 2003. On a monthly sequential basis--for example, February compared to January--Roadway Express and Yellow Transportation business volumes have been on very similar and strengthening trends since year-end.

"Yellow Transportation continues to perform very well and is in line with our expectations," Zollars said. Yellow Transportation LTL tonnage per day for January 2004 was up 3.1 percent from January 2003, and February 2004 increased
7.7 percent from the same month of 2003.

"March is the critical month of the first quarter, and we are maintaining our sharp focus on cost management and pricing discipline to deliver a solid quarter, our first as Yellow Roadway Corporation," Zollars stated. "Based on current economic activity and the overall performance of Yellow Roadway to date, we remain comfortable with our 2004 earnings guidance of $3.00 per share, plus or minus 10 percent."

Yellow Roadway Corporation is a Fortune 500 Company and one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Technologies, Yellow Roadway provides its customers a wide range of asset and non-asset-based transportation services integrated by technology. The Yellow Roadway portfolio of brands offers a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs approximately 50,000 people.



                          Analyst Contact:    Stephen Bruffett
                                              Yellow Roadway Corporation
                                              913.696.6108
                                              steve.bruffett@yellowroadway.com

                            Media Contact:    Suzanne Dawson
                                              Linden Alschuler & Kaplan
                                              212.329.1420
                                              sdawson@lakpr.com